Exhibit 99.1

Noble International Announces

Third Quarter Financial Results

TROY, MI – NOVEMBER 5, 2008 – Noble International, Ltd. (NASDAQ: NOBL) (“Noble” or the “Company”) reported financial results for the third quarter ended September 30, 2008.

Results of Operations

For the third quarter of 2008, Noble reported net sales of $238.4 million and net earnings of $5.3 million, or $0.22 per diluted share, compared with net sales of $211.9 million and a net loss of $3.5 million, or a loss of $0.21 per diluted share, for the third quarter of 2007. The 2008 third quarter results reflect the positive pre-tax impact of a $16.3 million litigation award and the reversal of $1.7 million of accrued interest expense related to the Company’s roll-forming operations. For the third quarter of 2008, the Company recognized an operating loss of $13.0 million compared with operating profit of $0.4 million for the same period in 2007.

Noble’s Chief Executive Officer, Thomas L. Saeli, commented, “The third quarter is traditionally the most challenging period for automotive suppliers because customers typically shut down their production facilities for several weeks during the summer. This negative operating environment was further exacerbated in the third quarter by the deteriorating global economic conditions that resulted in drastically reduced production volumes in North America.”

North American light vehicle production in the third quarter of 2008 was down 15.8% versus the third quarter of 2007. Total “Detroit 3” North American light vehicle production was down 19.7% over the same period. This negative market environment was primarily responsible for net sales in Legacy Noble North American facilities decreasing by $45.6 million, a 28.5% decline compared with the third quarter of 2007. However, the North American net sales decrease was offset by $69.3 million of additional net sales at facilities acquired from ArcelorMittal and a $2.8 million increase in net sales at the Company’s Australian operations.

The North America segment reported an operating loss of $9.8 million on $113.6 million of net sales in the third quarter of 2008 versus operating profit of $2.3 million on net sales of $161.7 million in the third quarter of 2007. The decrease in operating profit was primarily driven by the large reduction in light vehicle production in North America and $2.2 million of asset impairment charges related to the closure of the Holt and South Haven West facilities. Corporate and central costs contributed an operating loss of $4.5 million in the third quarter of 2008 versus an operating loss of $2.5 million in the third quarter of 2007. The increase in corporate and central costs was attributable in large part to higher outside professional fees.

The Europe/Rest of World segment reported operating profit of $1.3 million on $124.2 million of net sales in the third quarter of 2008. In the second quarter of 2008, the Europe/Rest of World segment reported operating profit of $14.8 million on $170.3 million of net sales. The decrease in net sales and operating profit was driven by customer planned production shutdowns in August, lower production volumes compared to the second quarter and $0.9 million of additional depreciation expense related to our restructuring efforts in Europe.

Business Outlook

Business conditions facing North American and European vehicle manufacturers have deteriorated significantly due to the on-going and intensifying macroeconomic trends and conditions. These negative trends and conditions include the housing crisis, the global credit crunch, troubled capital markets, volatile commodity prices and plunging consumer confidence. These trends and conditions are having, and are expected to continue to have, significant adverse effects on OEM parts suppliers. Additionally, these trends are impacting the ability to accurately forecast future volumes, accordingly, our current internal OEM production volume forecasts for 2009 are lower than independent OEM production forecasts; for example, we are projecting 10.9 million units for light vehicle production in North America for 2009, much lower than our independent forecasting service. Lower levels of vehicle manufacturing will result in lower revenues for suppliers, including Noble. In addition, in the three months ended September 30, 2008, the Company had certain contracts to sell parts for use in vehicle manufacturing platforms that terminated, expired and/or were not renewed, in some cases at the Company’s option as a result of margin analysis. This lost business will mean less revenue for the Company in 2008 and beyond. Expected declines in revenues will adversely affect the Company’s results of operations and financial condition.

As a result of these negative business conditions, the Company has commenced an impairment analysis of long-lived assets and goodwill as of September 30, 2008. We believe that it is probable that a charge will be required as a result of this analysis; however, the amount of the impairment and the classification between long-lived assets and goodwill is not estimable since we have not completed our analysis. We expect to complete our analysis during the fourth quarter of 2008 and to record a charge to cost of sales then.

Because of the factors mentioned above, the Company is withdrawing prior full year 2008 guidance. The Company now expects to experience a significant net loss for the three months ended December 31, 2008 and a modest net loss or, at best, negligible net income for the fiscal year then ended. For the same reasons, we expect our full year net loss to widen significantly in 2009. In addition, it will be increasingly difficult for the Company to maintain sufficient liquidity and cash flow for its operations, particularly in North America, absent restructuring of existing debt or receipt of other financial support.

Our credit facilities contain certain covenants. We can give no assurance that the Company will comply with these covenants as of December 31, 2008. In addition, compliance with certain of these covenants will be increasingly unlikely as time passes in 2009, absent a waiver or amendment from our lenders, unless we restructure our existing debt or obtain other financial support. The Company has been pursuing these actions and has been successful in securing waivers and amendments with respect to previous covenant violations, but we can give no assurance in this regard with respect to any future violations. Any bank covenant violation that is not waived or timely cured could result in serious adverse consequences for our business.

For additional information concerning the Company’s performance for the third quarter of 2008, the Company’s business outlook and associated risk factors, see the items entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” in the Company’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2008 as filed with the Securities and Exchange Commission.

Noble’s Chief Executive Officer, Thomas L. Saeli, commented, “Noble is aggressively responding to the lower production volumes and global economic uncertainty. At the beginning of 2008 we began a working capital and expense management program that has been successfully implemented. We did not, however, fully anticipate the severe and rapid decline in global automotive production that occurred late in the third quarter. Because of this, we have intensified our cost reduction and working capital management plans and are taking the actions necessary to adjust our cost structure to partially offset the negative impact of the sales decline. These current actions include further headcount reductions worldwide, the reduction and/or elimination of all discretionary spending, elimination of matching contributions to the Company’s 401K and Non-Qualified Deferred Compensation plans, suspension of tuition reimbursement programs, travel restrictions and other cost savings initiatives. Also, given the turbulence in the global economy, we have elected to use more conservative production volume estimates as compared to independent forecasts for our 2009 planning. The Company will continue to proactively reach out to our lending and investing partners for feasible solutions to hopefully address any liquidity needs and covenant issues during this downturn in our industry.”

CONFERENCE CALL INFORMATION

Noble will host a conference call to discuss its operating results for the third quarter ended September 30, 2008 at 10 AM ET, Thursday, November 6, 2008. The dial-in numbers for the call are (800) 690-3108 or (404) 665-9934 and the conference ID number is 71125367. A replay of the conference call will be available through November 13, 2008 by dialing (800) 642-1687 or (706) 645-9291. The passcode for the replay is 71125367.

USE OF NON-GAAP FINANCIAL INFORMATION

In addition to the results reported in accordance with accounting principles generally accepted in the United States (“GAAP”) included throughout this news release, the Company has provided information regarding EBITDA adjusted for other non-cash items (“Adjusted EBITDA”) and “Free Cash Flow,” both non-GAAP financial measures. Adjusted EBITDA represents earnings from continuing operations before income tax, plus interest expense, depreciation and amortization as well adjustments for other non-cash items. Free Cash Flow represents net cash provided by operating activities less purchases of property, plant and equipment.

Adjusted EBITDA and Free Cash Flow are not presented as, and should not be considered alternative measures of, operating results or cash flows from operations (as determined in accordance with generally accepted accounting principles), but are presented because they are widely accepted financial indicators of a company’s operating performance. While widely used, however, Adjusted EBITDA and Free Cash Flow are not identically calculated by companies presenting Adjusted EBITDA and Free Cash Flow and are, therefore, not necessarily accurate means of comparison and may not be comparable to similarly-titled measures disclosed by other companies.

Management believes that Adjusted EBITDA is useful to both management and investors in their analysis of the Company’s operating performance. Further, management uses Adjusted EBITDA for planning and forecasting future periods and management uses Free Cash Flow, and believes it is useful to investors, in analyzing the company’s ability to service and repay its debt. For a reconciliation of Adjusted EBITDA to income before income taxes, see the attached financial information and supplemental data. For a reconciliation of Free Cash Flow to cash flow from operations, see the same information and data.

SAFE HARBOR STATEMENT

Noble International, Ltd. is a leading supplier of automotive parts, component assemblies and value-added services to the automotive industry. As an automotive supplier, Noble provides design, engineering, manufacturing, program management and other services to the automotive market. Noble delivers integrated component solutions, technological leadership and product innovation to original equipment manufacturers (OEMs) and Tier I automotive parts suppliers thereby helping its customers increase their productivity while controlling costs. For more information see www.nobleintl.com.

Certain statements in this press release are “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include but are not limited to statements addressing operating performance, events or developments that we believe or expect to occur in the future, including those that discuss strategies, goals, outlook or other non-historical matters, or which relate to future sales or earnings expectations, liquidity, covenant compliance, cost savings, awarded sales, volume growth, earnings or a general belief in our expectations of future operating results. These forward-looking statements are made on the basis of management’s assumptions and estimations when made and speak only as of the date thereof. As a result, there can be no guarantee or assurance that these assumptions and expectations will in fact occur. Words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “may,” “would,” or “will” or variations of such words and similar expressions may identify such forward-looking statements. The forward-looking statements are subject to risks and uncertainties that may cause actual results to materially differ from those contained in the statements. Some, but not all of the risks, include our ability to maintain our current business and attract new business; our ability to comply with the covenants contained in our credit facilities or to obtain waivers or amendments of those covenants; continued negative economic trends, including the credit crisis and plunging consumer confidence negatively impacting demand in the vehicle manufacturing industry; financial and business downturns of our customers or vendors; our ability to access the capital markets on reasonable terms; our ability to successfully integrate acquisitions; changes in worldwide political conditions, including adverse effects from terrorism or related hostilities such as increased costs or reduced production; costs related to legal and administrative matters; our ability to realize cost savings expected to offset price concessions; inefficiencies related to production and product launches that are greater than anticipated; increased fuel costs; work stoppages and strikes at our facilities and those of our customers; and other factors, uncertainties, challenges and risks detailed in Noble’s filings with the Securities and Exchange Commission. Given these risks and uncertainties, investors should not place undue reliance on forward-looking statements as a prediction of actual results. Noble does not intend or undertake any obligation to update any forward-looking statements.

For more information contact:

Scott A. Kehoe

Treasurer

Noble International, Ltd.

(248) 519-0700

NOBLE INTERNATIONAL, LTD.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

(in thousands, except share and per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
Net sales	$238,373	$211,946	$867,420	$554,674
Cost of sales	232,940	200,700	806,916	515,829

Gross margin	5,433	11,246	60,504	38,845
Selling, general and administrative expenses	18,482	10,838	58,599	26,094

Operating (loss) profit	(13,049)	408	1,905	12,751
Interest income	130	90	390	249
Interest expense	(3,144)	(3,954)	(14,926)	(10,102)
Litigation award	16,293	—	16,293	—
Loss on extinguishment of debt	(425)	—	(1,354)	(3,285)
Net loss on derivative instruments	—	(1,296)	—	(3,047)
Other income, net	2,184	78	5,231	1,307

Income (loss) before income taxes, minority interest and equity loss	1,989	(4,674)	7,539	(2,127)
Income tax benefit	(3,524)	(1,477)	(5,514)	(1,347)

Income (loss) before minority interest and equity loss	5,513	(3,197)	13,053	(780)
Minority interest, net of tax	45	(192)	(482)	(656)
Equity loss, net of tax	(300)	(158)	(334)	(449)

Net Income (loss)	$5,258	$(3,547)	$12,237	$(1,885)

Basic earnings (loss) per common share	$0.22	$(0.21)	$0.52	$(0.12)

Diluted earnings (loss) per common share	$0.22	$(0.21)	$0.51	$(0.12)

Dividends declared and paid per share	$—	$0.08	$0.16	$0.24

Basic weighted average shares outstanding	23,672,074	17,267,391	23,646,664	15,177,528
Diluted weighted average shares outstanding	28,513,344	17,267,391	25,908,792	15,177,528

Reconciliation of Adjusted EBITDA to income (loss) before income taxes:
Income (loss) before income taxes, minority interest and equity loss	$1,989	$(4,674)	$7,539	$(2,127)
Depreciation	12,596	7,293	36,344	15,939
Amortization	1,440	792	4,335	1,914
Stock compensation	100	318	230	661
Impairment loss	2,251	—	2,251	—
Loss on extinguishment of debt	425	—	1,354	3,285
Net loss on derivative instruments	—	1,296	—	3,047
Net interest expense	3,014	3,864	14,536	9,853

Adjusted EBITDA	$21,815	$8,889	$66,589	$32,572

Reconciliation of Free Cash Flow to net cash provided by (used in) operating activities:
Net cash provided by (used in) operating activities	$9,078	$(6,906)	$73,024	$15,811
Less: Purchases of property, plant and equipment	(9,426)	(6,016)	(25,740)	(19,906)

Free Cash Flow	$(348)	$(12,922)	$47,284	$(4,095)

NOBLE INTERNATIONAL, LTD.

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

(in thousands)

	September 30, 2008	December 31, 2007
ASSETS
Current Assets:
Cash and cash equivalents	$5,331	$3,332
Accounts receivable, trade, net	155,259	160,664
Inventories, net	63,587	81,500
Unbilled customer tooling, net	3,775	8,825
Prepaid expenses	4,024	3,804
Income taxes receivable	8,782	5,842
Value added tax receivable	5,878	11,117
Deferred income taxes	3,184	3,781
Assets held for sale	1,425	—
Other current assets	10,726	12,625

Total Current Assets	261,971	291,490

Property, Plant and Equipment, net	243,549	264,163

Other Assets:
Goodwill	141,074	155,100
Other intangible assets, net	72,846	78,330
Other assets, net	13,252	14,608

Total Other Assets	227,172	248,038

Total Assets	$732,692	$803,691

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$146,855	$152,868
Accrued liabilities	27,968	35,125
Value added tax payable	5,034	3,831
Current maturities of long-term debt	31,693	49,795
Contingent consideration	—	14,746
Income taxes payable	451	1,021

Total Current Liabilities	212,001	257,386

Long-Term Liabilities:
Long-term debt, excluding current maturities	130,770	205,690
Convertible subordinated notes	86,216	36,216
Deferred income taxes	33,112	35,605
Other liabilities	10,642	10,018

Total Long-Term Liabilities	260,740	287,529

Minority Interest	6,123	5,641

Stockholders' Equity
Common stock	16	16
Additional paid-in capital	223,119	222,057
Retained earnings	24,555	16,109
Accumulated other comprehensive income, net	6,138	14,953

Total Stockholders' Equity	253,828	253,135

Total Liabilities & Stockholders' Equity	$732,692	$803,691

NOBLE INTERNATIONAL, LTD.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

(in thousands)

	Nine Months Ended September 30,
	2008	2007
Cash flows from operating activities:
Net income (loss)	$12,237	$(1,885)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Minority interest	482	656
Equity loss	334	449
Litigation award	(14,000)	—
Loss on extinguishment of debt	1,304	3,285
Net loss on derivative instruments	—	263
Amortization of financing fees included in interest expense	1,342	372
Depreciation and amortization	40,679	17,854
Loss on impairment of property, plant and equipment	2,251	—
Deferred income taxes	(2,076)	(584)
Share-based compensation expense	230	745
Gain on sale of property, plant and equipment	(233)	(7)

Subtotal of net income (loss) as adjusted for non-cash items	42,550	21,148
Changes in operating assets and liabilities, net of acquisitions and foreign exchange:
Accounts receivable	1,240	(42,963)
Inventories	16,762	602
Prepaid and other assets	12,802	9,948
Accounts payable	(676)	34,075
Income taxes payable or receivable	(3,333)	(764)
Accrued liabilities	3,862	(6,048)
Excess tax benefit from share-based compensation arrangements	(183)	(187)

Subtotal of changes in operating assets and liabilities	30,474	(5,337)

Net cash provided by operating activities	73,024	15,811

Cash flows from investing activities:
Purchases of property, plant and equipment	(25,740)	(19,906)
Proceeds from sale of property, plant and equipment	1,753	224
Investment in joint ventures	(814)	(1,250)
Acquisition of businesses, net of cash acquired	—	(109,426)

Net cash used in investing activities	(24,801)	(130,358)

Cash flows from financing activities:
Net (payments) borrowings on revolving credit facilities	(30,478)	28,524
Borrowings on term loans	12,500	106,455
Repayments of borrowings under term loans	(99,661)	(11,513)
Repayments under other debt agreements	(4,971)	(2,795)
Proceeds from issuance of convertible subordinated debt	50,000	—
Proceeds from issuance of subordinated debt	31,249	—
Proceeds from issuance of common stock	187	1,802
Dividends paid on common stock	(3,791)	(4,149)
Financing fees	(1,222)	(995)
Excess tax benefit from share-based compensation arrangements	183	187

Net cash (used in) provided by financing activities	(46,004)	117,516
Effect of exchange rate changes on cash and cash equivalents	(220)	656

Net increase in cash and cash equivalents	1,999	3,625
Cash and cash equivalents at beginning of period	3,332	6,587

Cash and cash equivalents at end of period	$5,331	$10,212